EXHIBIT  10.4
FIRST AMENDMENT TO THE PROMISSORY NOTE OF LEVEL 8 SYSTEMS, INC. IN FAVOR OF LIRAZ SYSTEMS LTD.

     This document when executed by Level 8 Systems, Inc. and Liraz Systems Ltd. shall amend that certain Promissory Note of Level 8 Systems, Inc. in favor of Liraz Systems Ltd. dated December 31, 1998.

1) The principal amount of the note shall bear simple interest at a rate per annum equal to 12% payable semi-annually on June 30 and December 31 of each year until fully paid.

2) The maturity date of the note is hearby changed from June 30, 2000 to December 15, 2000.

All other terms of the Promissory Note shall remain unchanged and fully enforceable.

This  agreement  shall  have  effect  from  the  31st  day  of  May,  1999.

Level  8  Systems,  Inc.                         Liraz  Systems  Ltd.
By:  /s/  Steven  Dmiszewicki                    By:  /s/  Yossi  Shemesh
Title:  President                              Title:  Director  of  Finance



                              Exhibit 10.4, Page 1
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